Exhibit 10.1

                        SEPARATION AGREEMENT AND RELEASE
                        --------------------------------

     This Separation Agreement and Release (this "Agreement"), dated April 2, 2007, (the "Effective Date"), sets forth the mutual agreement of ENGlobal Corporation, a Nevada corporation, for itself and its subsidiaries and affiliates (collectively "ENGlobal"), and Michael L. Burrow ("Burrow"), regarding Burrow's separation from employment with ENGlobal. Terms not otherwise defined in this Agreement shall have the meanings ascribed to them in that certain Key Executive Employment Agreement dated January 1, 2006 between ENGlobal and Burrow (the "Employment Agreement").

                                    RECITALS:

     Burrow has been employed by and has served as an officer and a member of the Board of Directors of ENGlobal since December 2001.

     On the Effective Date, Burrow resigned as President and Chief Executive Officer, as a member of ENGlobal' s Board of Directors, and as an employee of ENGlobal.

     The parties to this Agreement have decided to resolve any differences that may exist in connection with Burrow's employment with ENGlobal, service on ENGlobal's Board of Directors, and separation therefrom.

     The parties desire to keep the terms of this Agreement confidential, to be knows only by the parties to this Agreement and their attorneys, except as otherwise required by law.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, including the recitals set forth above, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

     1. Consideration from ENGlobal. If Burrow signs this Agreement, does not revoke this Agreement, and complies fully with this Agreement, ENGlobal will provide Burrow with the following valuable consideration, a portion of which is expressly agreed to be in addition to anything to which Burrow is currently entitled and not otherwise required by ENGlobal's policies, procedures, or practices:

          (a) Severance Payments.

               (i) During the Initial Severance Benefit Period, ENGlobal will pay Burrow severance benefits (subject to applicable tax and other withholdings) in payroll period installments in accordance with ENGlobal's normal payroll policies, in an amount equal to the monthly amount of Burrow's Annual Salary in effect at the Effective Date. In addition, ENGlobal will (under the same cost sharing arrangements as were in place prior to the Effective Date), continue to include Burrow and his eligible dependents under the coverage of all group health, medical and dental insurance policies, plans and programs maintained by ENGlobal during the Initial Severance Benefit Period for ENGlobal's employees, or management employees, generally.

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               (ii) ENGlobal hereby extends the Restricted Period, and ENGlobal will pay Burrow severance benefits (subject to applicable tax and other withholdings) during the Second Severance Benefit Period, in payroll period installments in accordance with ENGlobal's normal payroll policies, in an amount equal to the monthly amount of Burrow's Annual Salary in effect at the Effective Date. In addition, ENGlobal will (under the same cost sharing arrangements as were in place prior to the Effective Date), continue to include Burrow and his eligible dependents under the coverage of all group health, medical and dental insurance policies, plans and programs maintained by ENGlobal during the Second Severance Benefit Period for ENGlobal's employees, or management employees, generally.

          (b) Benefits and Expenses.

               (i) Burrow understands and agrees that balances or vested balances Burrow has in any ENGlobal benefit plan will be available to Burrow consistent with applicable law, regulations and the administrative provisions of the various plan documents. Except as provided in Section 1(b)(ii), any options to acquire shares of ENGlobal's common stock will expire or be exercisable in accordance with the terms and provisions of the applicable agreement, plans and plan documents. Burrow further understands that he will not receive any grants of stock or options from ENGlobal in the future.

               (ii) On the Effective Date, ENGlobal and Alliance 2000, Ltd. will enter into the Second Amended and Restated Alliance Stock Option Agreement attached as Exhibit A.

               (iii) Burrow agrees that he will not conduct any market transactions in ENGlobal stock (including purchasing or selling shares and moving funds in or out of the ENGlobal 401(k) Plan) until ENGlobal files its definitive proxy statement on Schedule 14A for year 2007. This restriction shall not impede Burrow's ability to exercise his vested options to acquire shares of ENGlobal common stock as permitted under the applicable option agreements.

               (iv) ENGlobal agrees to reimburse Burrow for all reasonable business expenses incurred through March 31, 2007.

     2. Release.

          (a) Burrow hereby knowingly and voluntarily waives, relieves, releases, acquits and forever discharges ENGlobal, and its predecessors, parent and affiliated companies, successors and assigns, officers, directors, agents, employees, shareholders, attorneys, accountants, employee benefit plans and trustees, and any and all other related individuals and entities (collectively, the "Releasees"), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of any nature whatsoever, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of facts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or not, including, but not limited to, any claims based on, arising out of, related to or connected with Burrow's employment with, or termination of employment from, ENGlobal, including but not limited to, any claims arising from federal, state

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or local laws which prohibit discrimination on the basis of race, national origin, religion, age, sex, marital status, pregnancy, disability, perceived disability, ancestry, sexual orientation, family or personal leave, or any other form of discrimination, or from any common law claims of any kind, including, but not limited to, contract, tort, or property rights, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, and claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, or from any and all rights or claims arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. ss.ss. 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. ss.ss. 12101, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. ss.ss. 621 et seq.; the Older Workers Benefit Protection Act; the Sarbanes-Oxley Act of 2002, including the whistleblower provisions thereof; the Texas Commission on Human Rights Act, Tex. Labor Code ss.ss. 21.001, et seq. (prohibiting discrimination based upon age, race, sex, religion, national origin or disability); the Family & Medical Leave Act; the Employee Retirement Income Security Act of 1974; and the Worker Adjustment Retraining and Notification Act. Claims which cannot be waived by law are excluded from the release provisions of this Section 2; however, Burrow does waive his right to any monetary recovery should any agency pursue claims against any Releasee on Burrow's behalf.

          (b) Burrow understands and agrees, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Burrow hereby expressly waives and relinquishes any and all claims, rights or benefits that Burrow may have which are unknown to Burrow at the time of the execution of this Agreement. Burrow understands and agrees that if, hereafter, Burrow discovers facts different from or in addition to those which Burrow now knows or believes to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact.

          (c) If Burrow is at least 40 years old, Burrow agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which Burrow has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss.ss. 621, et seq. ("ADEA"), the Older Workers Benefit Protection Act, as amended, or any equivalent or comparable provision of federal, state or local law, including, without limitation, the Texas Commission on Human Rights Act. The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement by Burrow:

               (i) The waiver and release of claims under ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Burrow signs this Agreement.

               (ii) This Agreement involves consideration in addition to anything of value to which Burrow is already entitled.

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               (iii) Burrow is advised to consult an attorney before signing this Agreement. If Burrow executes this Agreement prior to the expiration of the period specified in Section 2(c)(iv), Burrow does so voluntarily and after having had the opportunity to consult with an attorney.

               (iv) Burrow is granted 21 days after Burrow is presented with this Agreement to consider this Agreement.

               (v) Burrow will have the right to revoke the waiver and release of claims under the ADEA within seven days of signing this Agreement. This
Section 2(c) shall not become effective or enforceable until the revocation period has expired, and Burrow understands and agrees that no consideration shall be paid to Burrow pursuant to this Agreement until the revocation period has expired without the waiver and release of claims under ADEA having been revoked.

     3. Non-Admission of Liability. The parties are entering into this Agreement to, among other things, resolve any claims or differences that may exist between them. By entering into this Agreement, neither Burrow nor ENGlobal admit any liability or wrongdoing.

     4. Company Documents, Information or Property. Burrow agrees that he will promptly, and in any event no later than 5:00 p.m. on May 18th, 2007, return to ENGlobal any and all electronic and/or paper documents relating to ENGlobal or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards and any other ENGlobal property in Burrow's possession or control. Burrow agrees that he will not take any such documents or property from the control or premises of ENGlobal and that if, at any time after his separation from ENGlobal, Burrow should come into possession of any such documents or property, Burrow will return such documents or property to ENGlobal immediately.

     5. Employment Agreement and Other Agreements. Burrow agrees that, except as otherwise provided in this Agreement, the provisions of Sections 4, 5.5, 7 and 8 of the Employment Agreement and the stock option agreements that Burrow previously entered into with ENGlobal remain in full force and effect.

     6. Cooperation. Burrow agrees that he will give ENGlobal his full cooperation in connection with any claims, lawsuits, or proceedings that relate in any manner to Burrow's conduct or duties at ENGlobal or that are based on facts about which Burrow obtained personal knowledge while employed at ENGlobal. In return, ENGlobal agrees to reimburse Burrow for his direct and reasonable out-of-pocket expenses (including reasonable attorneys' fees) incurred with respect to rendering such cooperation. Burrow further agrees that he will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand, or adversarial or investigatory proceeding of any kind involving ENGlobal or any of the Releasees that relates in any material way to his employment with ENGlobal or that is based on facts about which Burrow obtained personal knowledge while employed with ENGlobal. Burrow's compliance with a subpoena or other legally compulsive process will not be a violation of this provision.

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     7. Confidentiality. Burrow agrees that, except as may be required by law, court order, regulation, or to enforce this Agreement, he will keep the terms, amount and fact of this Agreement completely confidential. The confidentiality of the terms and conditions contained in this Agreement are part of the consideration inducing ENGlobal to enter into this Agreement. If Burrow or his spouse, attorneys, or accountants breach the promises contained in this Section, ENGlobal shall withhold payment of any sums due under this Agreement, Burrow shall return all monies already paid pursuant to this Agreement, and Burrow shall be liable for any additional damages, including any attorneys' fees and costs incurred. Any such action permitted to ENGlobal by the foregoing, however, will not affect or impair any of Burrow's obligations or promises made pursuant to this Agreement including without limitation, the release of claims in Section
2. Notwithstanding the foregoing, Burrow may disclose pertinent information concerning this Agreement to Burrow's attorneys, tax advisors and financial planners, and Burrow's spouse and other close family members provided they have previously been informed of and have agreed to be bound by this confidentiality clause. Burrow understands and agrees that a breach of this confidentiality clause by any of the above named individuals will be deemed a breach of this Agreement by Burrow.

     8. Non-Disparagement. Burrow agrees that, except as may be required by law or court order, Burrow will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of ENGlobal or any Releasee. If Burrow breaches the promises contained in this Section, ENGlobal shall withhold payment of any sums due under this Agreement, Burrow shall return all monies already paid pursuant to this Agreement, and Burrow shall be liable for any additional damages, including any attorneys' fees and costs incurred. Any such action permitted to ENGlobal by the foregoing, however, will not affect or impair any of Burrow's obligations or promises made pursuant to this Agreement including without limitation, the release of claims in Section 2. Further, ENGlobal agrees that except as may be required by law or court order, ENGlobal will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Burrow.

     9. No Re-Employment. As part of the consideration inducing ENGlobal to enter into this Agreement, Burrow agrees never to reapply for employment with ENGlobal, its parents and subsidiaries, and understands that if he does, such application will be rejected pursuant to this Agreement.

     10. Nature of Settlement. The parties agree to be responsible for their own federal income tax obligations, if any. Burrow further agrees to indemnify ENGlobal from and against any damages and penalties associated with any of Burrow's income tax obligations arising from this settlement.

     11. Dispute Resolution. With the exception of claims for injunctive relief, each of the parties consents to attempt to resolve any dispute among them by mediation. If the parties are unable to resolve their claims in mediation, then the parties consent to submit any and all claims or controversies arising in connection with this Agreement to binding arbitration and agree that such arbitration shall be in accordance with the then current Commercial Arbitration Procedures of the American Arbitration Association before an arbitrator who is licensed to practice law.

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However, the arbitration need not be conducted under the auspices of the
American Arbitration Association. The cost of mediation will be shared equally between the parties. The prevailing party in arbitration, if arbitration is necessary, may be awarded attorneys' fees by the arbitrator; provided that no person shall be considered to be a prevailing party if it recovers less in such proceeding than the highest written offer of settlement from the party from which it seeks to recover. Except as required by law, all mediation and arbitration proceedings shall be kept strictly confidential by the parties.

     12. Applicable Law and Venue. This Agreement shall be interpreted in all respects by the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas, and the venue for the resolution of any disputes (location of any lawsuit) shall be solely in the state and federal courts of Harris County, Texas.

     13. Severability. If any provision of this Agreement is held by final judgment to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties' respective rights and obligations hereunder.

     14. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and each party has had the opportunity to review this Agreement with its own attorney. Accordingly, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and pronouns in the masculine, feminine, or neuter gender will include each other gender. Headings are used for convenience only, and are not to be given substantive effect. All references to section numbers and exhibits in this Agreement are references to sections and exhibits in this Agreement, unless otherwise specifically indicated. All exhibits and schedules are incorporated in this Agreement as if set forth herein in full. Recitals are part of this Agreement and shall be considered in its interpretation.

     15. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

     16. No Other Consideration. Burrow affirms that the terms stated in this Agreement constitute the only consideration for signing this Agreement, that no other promises or agreements of any kind have been made by any person or entity to cause him to execute this Agreement, and that he fully understands the meaning and intent of this Agreement, including, but not limited to, its final

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and binding effect. Burrow agrees that, except as expressly set forth in this
Agreement, he is not entitled to receive from ENGlobal the payment or distribution of any amounts of pay, benefits, cash, stock, stock options or other type of property.

     17. Entire Agreement. This Agreement contains the entire understanding between the parties concerning the subject matter contained in this Agreement and supersedes any prior employment or similar agreements between the parties, with the exception of those provisions of Burrow's Employment Agreement set forth in Section 5 that are intended to survive the termination of employment, which continue to be binding in accordance with their terms.

     18. Sufficient Consideration. Burrow acknowledges that the consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Burrow would otherwise be entitled as a former employee of ENGlobal.

     19. Modification of Agreement. This Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and is signed by all the parties.

     20. Revocation Period. Burrow has been advised, both orally and by this writing, of his right to consult with an attorney before entering this Agreement. Burrow shall have a period of 21 days from the date of delivery of this Agreement to consider the Agreement; Burrow understands and acknowledges that any changes made to the Agreement, whether material or immaterial, will not re-start this 21-day period. Burrow shall have seven days following his execution of this Agreement during which he may revoke the Agreement by providing ENGlobal written notice of his revocation. If this Agreement is not revoked by Burrow during said seven-day period, it shall be deemed accepted. The Agreement shall not be effective or enforceable until the revocation period has expired.

BURROW HAS CAREFULLY READ THE FOREGOING AGREEMENT AND HE UNDERSTANDS THE CONTENTS THEREOF AND HE EXECUTES THE AGREEMENT AS HIS OWN FREE ACT AND DEED.

                                   * * * * * *







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     DELIVERED TO BURROW THE 30th DAY OF MARCH, 2007.


/s/ Michael L. Burrow                        Date: April 2, 2007
---------------------                        -------------------
Michael L. Burrow



ENGLOBAL CORPORATION


By: /s/ William A. Coskey                    Date: April 2, 2007
-------------------------                    -------------------
Name: William A. Coskey
Title: Chairman















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                                    EXHIBIT A
                                    ---------

           SECOND AMENDED AND RESTATED ALLIANCE STOCK OPTION AGREEMENT